Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)    Registration Statement (Form S-8 No. 333-273833) pertaining to the EnerSys 2023 Equity Incentive Plan,

(2)    Registration Statement (Form S-8 No. 333-226712) pertaining to the EnerSys 2018 Employee Stock Purchase Plan,

(3)    Registration Statement (Form S-8 No. 333-219838) pertaining to the EnerSys 2017 Equity Incentive Plan, and

(4)    Registration Statement (Form S-8 No. 333-168717) pertaining to the EnerSys 2010 Equity Incentive Plan;
of our reports dated May 22, 2024, with respect to the consolidated financial statements of EnerSys and the effectiveness of internal control over financial reporting of EnerSys included in this Annual Report (Form 10-K) of EnerSys for the year ended March 31, 2024.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
May 22, 2024